September 27, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Dear Sirs:

We have read and agree with the comments contained in Sub-Item 77k of Form N-SAR of the Federated Prime Value Obligations Fund, Federated Prime Cash Obligations Fund, and Federated Municipal Obligations Fund.

Very truly yours,


ERNST & YOUNG LLP